Barclays Bank PLC Market Linked Notes	Filed Pursuant to Rule 433 Registration Statement No. 333-265158

Market Linked Notes—Upside Participation and Principal Return at Maturity

Notes Linked to a Performance-Allocation Index Basket due April 1, 2030

Term Sheet dated February 29, 2024 to Preliminary Pricing Supplement dated February 29, 2024 (the “PPS”)

Summary of Terms

Issuer	Barclays Bank PLC
Market Measures	An unequally weighted basket (the “Basket”) consisting of the Nikkei 225 Index (the “NKY Index”), the S&P 500® Index (the “SPX Index”) and the EURO STOXX 50® Index (the “SX5E Index”) (each referred to as a “Basket Component,” and collectively as the “Basket Components”)
Pricing Date	March 27, 2024
Issue Date	April 1, 2024
Calculation Day	March 27, 2030
Stated Maturity Date	April 1, 2030
Principal Amount	$1,000 per note
Maturity Payment Amount (per note)

The maturity payment amount will equal:

•

If the ending level is greater than the starting level:

$1,000 + ($1,000 ×basket return × upside participation rate)

•

If the ending level is less than or equal to the starting level: $1,000

Starting Level	100.00
Ending Level	The “ending level” will be calculated based on the weighted returns of the Basket Components and will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 50% times the component return of the highest performing Basket Component; (B) 30% times the component return of the second-highest performing Basket Component; and (C) 20% times the component return of the lowest performing Basket Component.
Highest Performing Basket Component	The Basket Component with the highest component return
Second-Highest Basket Component	The Basket Component with the second-highest component return
Lowest Performing Basket Component	The Basket Component with the lowest component return
Upside Participation Rate	At least 100%, to be determined on the pricing date
Basket Return	(ending level – starting level) / starting level
Component Return	For each Basket Component, (ending component level – starting component level) / starting component level
Starting Component Level	For each Basket Component, its closing level on the pricing date
Ending Component Level	For each Basket Component, its closing level on the calculation day
Calculation Agent	Barclays Bank PLC
Denominations	$1,000 and any integral multiple of $1,000
CUSIP/ISIN	06745PZD6 / US06745PZD67
Agent Discount	Up to 4.87%; dealers, including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of 3.50% and WFA may receive a distribution expense fee of 0.12%. Selected dealers may receive a fee of up to 0.10% for marketing and other services.

Hypothetical Payout Profile*

* assumes an upside participation rate equal to the lowest possible upside participation rate that may be determined on the pricing date

If the ending level is less than or equal to the starting level, you will not receive any positive return on the notes at maturity.

The weighting of each Basket Component within the Basket will not be determined until the calculation day and will be based on the relative performance of the Basket Components from the pricing date to the calculation day. The Basket Component with the highest performance will be allocated a weighting of 50%, the Basket Component with the second-highest performance will be allocated a weighting of 30% and the Basket Component with the lowest performance will be allocated a weighting of 20%.

Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder and beneficial owner of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” in the PPS.

The issuer’s estimated value of the notes on the pricing date, based on its internal pricing models, is expected to be between $900.40 and $930.40 per note. The estimated value is expected to be less than the original offering price of the notes. See “Additional Information Regarding Our Estimated Value of the Notes” in the PPS.

Investors should carefully review the accompanying PPS, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the notes.

PPS:

http://www.sec.gov/Archives/edgar/data/312070/000095010324003157/dp207589_424b2-
5728wfpps.htm

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying PPS and “Risk Factors” in the accompanying product supplement and prospectus supplement.

This term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

The notes constitute our unsecured and unsubordinated obligations. The notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in any of the securities composing the Basket. You should carefully review the risk disclosures set forth under the “Risk Factors” sections of the prospectus supplement and product supplement and the “Selected Risk Considerations” section in the accompanying PPS. The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying PPS.

•	You May Not Receive Any Positive Return On Your Investment In The Notes.
•	Correlation (Or Lack Of Correlation) Of Performances Among The Basket Components May Adversely Affect Your Return On The Notes, And Changes In The Levels Of The Basket Components May Offset Each Other.
•	No Periodic Interest Will Be Paid On The Notes.
•	Any Payment On The Notes Will Be Determined Based On The Closing Levels Of The Basket Components On The Dates Specified.
•	Owning The Notes Is Not The Same As Owning The Securities Composing Any Or All Of The Basket Components.
•	No Assurance That The Investment View Implicit In The Notes Will Be Successful.
•	The U.S. Federal Income Tax Consequences Of An Investment In The Notes Are Uncertain.
•	The Notes Are Subject To The Credit Risk Of Barclays Bank PLC.
•	You May Lose Some Or All Of Your Investment If Any U.K. Bail-In Power Is Exercised By The Relevant U.K. Resolution Authority.
•	There Are Risks Associated With Investments In Securities Linked To The Value Of Non-U.S. Equity Securities In Non-U.S. Securities Markets With Respect To The NKY Index And The SX5E Index.
•	The Notes Do Not Provide Direct Exposure To Fluctuations In Exchange Rates Between The U.S. Dollar And The Non-U.S. Currencies In Which The Securities Composing The NKY Index And The SX5E Index Trade.
•	Each Basket Component Reflects The Price Return Of The Securities Composing That Basket Component, Not The Total Return.
•	We Cannot Control Actions Of Any Of The Unaffiliated Companies Whose Securities Are Included As Components Of The Basket Components.
•	We And Our Affiliates Have No Affiliation With The Sponsor Of Any Basket Component And Have Not Independently Verified Their Public Disclosure Of Information.

•	Adjustments To The Basket Components Could Adversely Affect The Value Of The Notes And The Amount You Will Receive At Maturity.
•	The Historical Performance Of The Basket Components Is Not An Indication Of Their Future Performance.
•	Potentially Inconsistent Research, Opinions Or Recommendations By Barclays Capital Inc., Wells Fargo Securities, LLC Or Their Respective Affiliates.
•	We, Our Affiliates And Any Other Agent And/Or Participating Dealer May Engage In Various Activities Or Make Determinations That Could Materially Affect Your Notes In Various Ways And Create Conflicts Of Interest.
•	The Notes Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Notes To Develop.
•	The Value Of The Notes Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Estimated Value Of Your Notes Is Expected To Be Lower Than The Original Offering Price Of Your Notes.
•	The Estimated Value Of Your Notes Might Be Lower If Such Estimated Value Were Based On The Levels At Which Our Debt Securities Trade In The Secondary Market.
•	The Estimated Value Of The Notes Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions.
•	The Estimated Value Of Your Notes Is Not A Prediction Of The Prices At Which You May Sell Your Notes In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Lower Than The Original Offering Price Of Your Notes And May Be Lower Than The Estimated Value Of Your Notes.
•	The Temporary Price At Which We May Initially Buy The Notes In The Secondary Market And The Value We May Initially Use For Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative Of Future Prices Of Your Notes.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus dated May 23, 2022, the prospectus supplement dated June 27, 2022, the product supplement no. WF-2 dated November 1, 2022, the underlying supplement dated June 27, 2022, the PPS and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

As used in this term sheet, “we,” “us” and “our” refer to Barclays Bank PLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.